SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549




                            FORM 8-K




                         CURRENT REPORT




               PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934



 Date of Report (Date of Earliest Event Reported) July 23, 1996





                      WESTERN RESOURCES, INC.
     (Exact name of Registrant as Specified in Its Charter)





           KANSAS                     1-3523          48-0290150
(State or Other Jurisdiction of    (Commission         (Employer
Incorporation or Organization      File Number    Identification No.)



  818 KANSAS AVENUE, TOPEKA, KANSAS                      66612
(address of Principal Executive Offices                (Zip Code)




Registrant's Telephone Number Including Area Code (913) 575-6300
                     WESTERN RESOURCES, INC.

Item 5. Other Events

     The following earnings release was issued on July 23, 1996:

WESTERN RESOURCES REPORTS MAJOR JUMP IN EARNINGS

WHOLESALE ELECTRIC REVENUES LEAD THE WAY

TOPEKA, Kansas, July 23, 1996 -- Spurred by a 56 percent increase in wholesale electricity sales, Western Resources today announced a 33 percent increase in earnings per share of common stock compared to the same quarter one year ago.

"This increase is another validation of our strategy to maintain Western Resources as a strong regional utility as we continue expanding into new unregulated areas. While the core residential, commercial and industrial electric sales were up due to the weather in our service area, it is most satisfying to see the growth in our wholesale business, developing our position as the leading wholesaler of electricity in this region," said John E. Hayes, Jr., chairman and chief executive officer.

Earnings were $0.40 per share, which is up from the $0.30 per share recorded during the second quarter of 1995. Net income year-to-date is up 16 percent compared to last year.

Operating income for the second quarter of 1996 was $59,020,000. Operating revenues for the second quarter 1996 were $436,121,000, up 17 percent from the second quarter of last year.

Total electric sales for April through June of 1996 grew 19 percent compared to last year. Residential sales were up 20 percent, commercial sales were up 9 percent and industrial sales were up 3 percent for the second quarter.

Wholesale electricity sales to other utilities, electric cooperatives and municipalities were up 534.4 million kilowatt-hours, or 56 percent ahead of last year's second quarter sales volumes. "Our results reflect more than the warm weather. They reflect a successful cost containment program and savings through early retirement programs implemented last year. They reflect the success of Western Resources management and vision as the utility marketplace continues to change," said Hayes.

Western Resources (NYSE:WR) is a diversified energy company. Its utilities, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its subsidiaries, Westar Energy, Westar Security, Westar Capital, and The Wing Group, energy-related products and services are developed and marketed in the continental U.S., and offshore.

For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.


                       Quarter Ended June 30,    Twelve Months Ended June 30,
                       1996            1995        1996            1995

1. Operating Revenues $436,121,000 $372,295,000  $1,812,983,000 $1,640,188,000

2. Net Income          $28,746,000  $21,716,000    $191,920,000   $154,358,000

3. Earnings Applicable
   to Common Stock     $25,392,000  $18,362,000    $178,501,000   $140,940,000

4. Average Common Shares
   Outstanding          63,465,666   61,885,556      62,903,857     61,716,449

5. Earnings per Average
   Common Share Outstanding  $0.40        $0.30           $2.84          $2.28

6. Net Utility Plant
   (after depreciation) $4,348,305,000 $4,319,335,000


        This news release is neither an offer to exchange nor a solicitation of an offer to exchange shares of common stock of KCPL. Such offer is made solely by the Prospectus dated July 3, 1996, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of KCPL in any jurisdiction in which the making of such offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require such offer to be made by a licensed broker or dealer, such offer shall be deemed to be made on behalf of Western Resources, Inc. by Salomon Brothers Inc or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             Western Resources, Inc.




Date   July 23, 1996                By           Jerry D. Courington
                                                 Jerry D. Courington,
                                                      Controller


                        INDEX TO EXHIBITS


                                                               Sequentially
                                                                 Numbered
Exhibit No.                        Description                     Pages

   12                         Computation of Ratio of
                              Consolidated Earnings to
                              Fixed Charges